Exhibit 99.1

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Northern Star Investment Corp. II

Subject Company: Northern Star Investment Corp. II

File No. 333-255120

The following is an interview with Jenny Just and Matthew Hulsizer, the founders of PEAK6, Joanna Coles, the Chairperson and Chief Executive Officer of Northern Star, and Jonathan Ledecky, the Chief Operating Officer of Northern Star, which was conducted by JPMorgan by webcast.

JPMORGAN CHASE BANK

April 15, 2021

1:00 pm CT

Coordinator:	Welcome to the JPMorgan webcast. This is intended for the informational purposes only. Opinions expressed herein, are those of the speakers and may differ from those of other JPMorgan employees and affiliates. Historical information and outlooks are not guarantees of future results. Any views and strategies described may not be appropriate for all participants, and should not be intended as personal, investment, financial or other advice. As a reminder, investment products are not FDIC insured, not a bank guarantee, and may lose value. This call is being recorded. If you have any objections, you may disconnect at this time. The webcast may now begin.

Mary Callahan Erdoes:	Okay, great. Welcome, everybody. I’m Mary Erdoes, and I’m responsible for JPMorgan’s Asset and Wealth Management business. And I’m so happy everyone was able to join today. You are in for quite a treat. We labeled this, you know, a nice Zoom to talk about SPACs, but you are in for a whole lot more.

As everybody knows, SPACs are all the rage today. And we’ve had about $100 billion year-to-date already. That’s more than all of last year. I think the more important number is, there’s been 297 of them, and there’s only been 74 IPOs.

You think about everything that’s switched in life and they’re becoming much larger. You know, this week, we announced the largest one to date, which is Grab, which will end up being a $40 billion valuation. If you want to know more about SPACs, I’m sure you have gotten our piece on Hydraulic Spacking from Michael Cembalest. If you haven’t, we’re happy to send it to you.

It’s a really good primer on how all this stuff works. But we thought today, what we would do is shift the focus from the sort of mechanics of SPACs, to like, how does this whole thing work? Why do people decide that I want to go public at all, right, versus IPO, versus SPAC, or to remain private?

How do I think about the partnership or the sponsorship of this stuff? And then how do I pair - how does the whole pairing up work, and what is that? So, we have some great friends with us today that are going to go through just that.

And the first are Jenny Just, and Matt Hulsizer, who - I don’t know if you can see on your screen, because I can’t see them on my screen, but hopefully you can. And - or you will, after they let me go from being on your screen. And they are a fabulous couple that are - that came from the original days of O’Connor, where they were traders.

And back in ‘97, they decided that they would take all of the stuff that they were doing and take it and optimize business models, and really became technologists. They’re recovering traders now, I say. And when you see them, they will be next sitting to each other, and you will ask yourselves, why are they sitting next to each other?

They have different names. They’re married. They’ve been business partners ever since they met long ago. And if you - if that wasn’t hard enough to think that they’ve survived, they also survived working together in COVID. So, it’s pretty amazing, super impressive. They run PEAK6. They do all sorts of great things.

You’re going to learn a lot about them. And hopefully, with any luck, Jenny will weave in the conversation about the company that she also started, called Poker PowHer, Pow Her, get it, which is a female poker business that she does on the side, where she tries to help people to understand the power of poker. If you have young women at home, ladies, or kids of your own, you can - hopefully she’ll tell us a little bit about that.

But they partnered up with two other fabulous people that almost need no introduction, but I’m going to give it a shot anyway. Jon Ledecky, who is really famous for all the roll-ups he did in the dot com business. He started Office Products, that many of you know was one of the fastest companies to ever hit the Fortune 500 in his time.

He’s also famous for having bought the New York Islanders. He’s hysterical, fabulous businessperson. And then he found his way to partnering up with Joanna Coles. Joanna Coles also needs no introduction. She started her career long ago as the Editor of Marie Claire. Then she was the editor of Cosmo. Then she ran all of Hearst content. And now she’s really all about disruption in the media business. She also sits on the boards of things like Snap and Sonos and others.

And the four of them are going to be really helpful for us to understand how a best case scenario works here, and how it all comes together. And my partner, Kristin Kallergis, is going to help us to get the best out of them. So I’m going to turn it over to you, Kristin, and we’ll see what everybody has to say.

Kristin Kallergis Rowland:	Thank you, Mary, and thank you to our clients for joining us. So, I am really excited about this. I won’t do another intro to the intro, but I’ll just tell you the agenda for the discussion will be, background of the business, and the ultimate decision to want to go public, a SPAC that was created from some folks that had been some serious back investors.

Jon himself has over 12 we’ve created. And then the coming together, the art of the deal, how it works, what people should know, because we know a lot of our clients are either business owners right now that are being approached by SPACs, and there is no shortage of them, like Mary just said.

There are also clients of ours who have created their own SPACs that are now looking to be great partners to others. And so, I think this dialogue will give you a few things to think about as we go through this specific dynamic of this deal, one that I’ve gotten to know very well lately. I’ve even asked a lot of my fund managers how excited they were about this one. So, it was nice to get all those checks in place.

But I’m going to kick it off. Before we go into the art of the deal, there’s more that we need to know ahead of time. So Jenny, I’m going to start with you, and if you wouldn’t mind just giving a little bit of the background of the Apex business and how you came to own it. Let’s start there.

Jenny Just:	Great. Thank you so much, Kristin, and Mary, and certainly the entire JPMorgan team. We’ve been a long time client actually, Jenny and Matt, (inaudible), as well as PEAK6.

Kristin Kallergis Rowland:	To try to get rid of some feedback on the line, I’m going to ask our tech partners to just mute everyone else. All right. Sorry, Jenny, go for it.

Jenny Just:

No, no problem. I just wanted to let the large group here know that we’ve been a long-term client of JPMorgan. In fact, JPMorgan was the lead underwriter in 2001, so PEAK6 was four years old, when we were looking to go public. So we spent an entire year with the JPMorgan team (inaudible) which is, you know, business for almost being done basically.

And then there were some horrific events that happened in September of 2011. So, we were stalled. And when it came to November, we ended up not doing it. We called off the public offering. So that business today is called PEAK6 Capital Management. Actually, it’s been around for almost 24 years. Never went public, never raised that money, and is a large, robust member of the equity option space. And it has afforded us the opportunity to actually do a lot of other things.

So PEAK6 had either started or bought and turned around 15 companies in 24 years. One of those is a tech, Fintech solutions, which we’re going to talk about today. It’s also the company that is merging with this SPAC that Jon and Joanna are the sponsors off, called NSTB.

So, we’re really excited to tell you about it. I’m actually going to let Matt jump into the history.

Matt Hulsizer:	Hi. So, as she was saying, we started in 1997, and we are married. We’ve managed to survive. In 1997, the world we came from was a trading world where people used to - and some of you on this call will hopefully remember this, but your kids won’t, used to trade in person, which would mean people would sit on trading floors, gathered together.

They wore trading coats and badges, and they would write down trades on pieces of paper with pencil and stick them in their pockets and take those tickets and stick them in a vacuum tube. And they would be sent up to a data entry person. That was the person typed in those things into a computer.

This is the world we entered and started the firm. And Jenny is one of those people who sort of sees things, you know, where - you know, sees where the ball is going. So, in fact, one of the models of PEAK6 has been, we’re in the business of what ought to be.

And so, she would say, like what is going on here? Why are we doing all of these things manually? It should be automated. Like, why don’t we invest in this? And so PEAK6 was one of the first, if not the first to do electronic trading.

And, you know, we did that for a few years, and then probably two years later, the world decided that that was smart. And so, we were just in the right place at the right time. And so, the firm grew and we entered, as Jenny said, many businesses.

One of the businesses we started was a brokerage firm called OptionsHouse, which again, we saw an opportunity to effectively allow access to the markets for many people, think democratize the markets, is what people were saying. And so, we built OptionsHouse and grew it.

We had to pick a custodian or a clearinghouse to help house those trades. And that firm - that was a firm called Penson. Now, OptionsHouse, we don’t own OptionsHouse anymore. It was eventually sold to E*Trade in 2014. And - but in 2012, like the business was still with us and growing, and we get a call on a Friday afternoon from our clearing firm custodian.

This is like the bank, right? They hold your money. They hold our customers’ money safe. Well, the CEO of Penson calls me and says, hey, listen. You and Jenny are investors. You’re risk takers and you’re smart. And I know you kind of invest with other people. Why don’t you lend us some money, because we could use it?

And look, we don’t like to give advice, and we rarely do, but in this case, I will tell you that if - anybody listening, if your bank CEO calls you up and says - the place that holds your money, hey, could you lend us some more money? You should be scared.

The Monday we get a call from the SEC, Securities Exchange Commission, and they said, there’s a problem here. You guys are really good at technology and you understand risk. We want you to help. We want you to send us $70 million by Friday.

And I said to the SEC commissioner, I said, look, Mike, it’s - $70 million is a lot of money. There’s immense fraud in his business, and you want it in five days? I need to ask Jenny. The interesting thing about Jenny, though, is she says things that like afterwards I’m like, that was smart, because she quickly realized that this business had been under-invested in forever.

No one bought one - no one really cared about the - you know, what went on after a trade was made. And so, like we could really fix this business instead of complaining about it as a customer. And so, we ended up closing this business. It took us 13 days and we closed.

And we bought all of the assets from the business, and we put our heads down, and for 18 months, we just built the company that we would have - the correspondence, the custodian that we would have wanted as a customer. What was the technology? What was the process to make the experience great?

We didn’t really think about selling or growing the business. It was just making it great. And 18 months later, kind of the business started to - had really turned around and we stopped losing money. And it was like, wow, this could be really something.

Without ever selling, people started knocking on our door. We got a knock from Wealthfront and Betterment. And these are early robo advisors. People who wanted to access their customers, they’re like, hey, you’ve got this great technology and process. We’d love to clearing custody with you.

And then a small firm, a tiny firm called Robinhood, called us. And so, we went to see them in a strip mall. We were on vacation in San Francisco, and Jenny is like, yes, we should go see them. So we go see ...

Kristin Kallergis Rowland:	What year was this, Matt?

Matt Hulsizer:	2013.

Kristin Kallergis Rowland:	Okay.

Matt Hulsizer:	And they - Miles meets me on a - it’s not a skateboard. It was a RipStik. A RipStik, like they’re kids. And they have this idea to democratize the market. So it was aligned with us, and they had a really slick design. Like it was - they had real artistry.

And the thing was, they - what they actually ended up building was not what they showed me then, but the conversation was, you guys figure out how to make the customer happy, figure out marketing, make the customer happy, make the customer experience great, and we’ll do everything else at Apex.

Apex will do onboarding asset management, safe-keeping, execution. And so, the one thing I would say at that time, Vlad, they couldn’t really pay us. So, they asked us to take equity, which proved to be somewhat serendipitous. I think we can say that now. It doesn’t make us great venture investors, because I think if they’d have offered us cash, we might have taken it.

But, you know, that process of going through that and sort of facilitating their dream was - is really the genetics of Apex. And so, look, we have grown the business and expanded to other folks, but Robinhood, stayed with us until December of 2018 when they decided to go self-clearing.

Kristin Kallergis Rowland:	But there’s others too that you’ve obviously engaged with along the way. And so, all of a sudden, you find this great business. You recognize, let’s not lend to them. Let’s take them over. Let’s turn this business around. Let’s see the future, which is what Jenny had helped do.

And you’re now going forward, and this concept where the retail investor becomes a bigger part of the market explodes, right? I think there were some stats that said in 2020, the retail investor went from being 20% of trades to over 40% of trades.

And so, you have all these tailwinds at you’re back, and you have all these - I want to know the events. And maybe, Jenny, we’ll start with you. What were the events? And you knew the traditional IPO route, because you said you almost - you got very close to the end of doing that for PEAK6. So now you find this business that’s in great shape, and you want to - like you decide that you want to engage in SPACs. Like what led you to that decision?

Jenny Just:	Yes, sure. Well, I will mention, I think Vlad in November of ‘18 is when they went self-clearing. They probably wished they hadn’t done that at this point. If they could go back in time, based on all the news, of course, that we hear about Robinhood today.

And, of course, today, we’ll also add in that we have roughly at Apex, 15 million accounts, 100 billion in assets, almost 2 million crypto accounts, and those are all through our clients. So, think, you were mentioning through our partners, right? Those partners are, WeBull, Stash, Ally, SoFi, eToro, and 200 others.

So, we are a vast majority of the backend of the Fintechs that are out there today. And yes, the change in the marketplace over there, I would say in the last three years, with - it’s really been a tsunami coming in and through COVID, just exploding.

That volume has been, you know, enormous tail for our business. But it’s not just the volume in the marketplace. It’s the participants. So, if you think back, like when I was in my 20s, right? Like I didn’t know people who talked about stocks. You were really smart if you did that.

And maybe you started thinking about it in your 30s. Today, we’re talking about teenagers who are talking to each other about stocks. They’re going home, maybe investing with their parents, or not. And certainly, by the time they’re 18, they’ve got the technology at their fingertips.

And by the way, the minimums are so low, and it doesn’t cost anything, I’m in the gate, right? So, you literally have an extra generation of people that you didn’t have before. So, the volumes are really exponential relative to what they’ve been, and only will go in that direction as people get smarter, younger, et cetera.

But for Apex, of course, we’re in the capital markets. We’re always thinking about direct listings or private equity raises. Of, course, thinking about SPACs last year, but that actually wasn’t the icing on the cake for us. So, there was this little tiny event called GameStop that happened in January.

And I’m sure most of our viewers here heard have something about it. If they haven’t, you know, we’ll have a movie and a book, not us, but there will be one, I’m sure, very shortly about the whole ...

Kristin Kallergis Rowland:	I think they’re already starting to make it. I think you’re spot on.

Jenny Just:	Yes.

Kristin Kallergis Rowland:	So, January 21 happens.

Jenny Just:

Yes. And Apex, that week we opened over a million accounts. I mean, crazy town. And for us, right, this is an offensive opportunity. It’s a pivot.

However, it’s an incredibly important time to think defensively as well, so.

Matt Hulsizer:	Yes, I think - I mean, and we know - we saw what happened with Robinhood. Vlad, gave us a call, hey, 3 billion bucks in four hours, like that’s a lot of money. And so, for us, how do we protect our customers who are growing and all of these new customers coming on? And so the fastest and most certain way of raising money is a SPAC. And when you - in that spot, that’s when it was - we should call up Jon and Joanna.

Kristin Kallergis Rowland:	All right. So we’re going to get to there in a second. Joanna, I’m going to ask you the next question. Before I ask you the question, I do need to ask what your cat’s name is, because I did say, if the cat comes jumping because he hears Jon’s voice, to let the cat in .but I’ve got to ask what the cat’s name is first.

Joanna Coles:	This cat is Waffle, and I have another one called Bug, who may appear. And they tend to sort of Zoom bomb the whole time. It’s very strange. Whenever they hear Jon Ledecky’s voice, they come rushing to see if they can switch the screen off.

Kristin Kallergis Rowland:	All right. I love it.

Matt Hulsizer:	I just hope it doesn’t make Joanna look like a Bond villain. That’s the important thing.

Joanna Coles:	I think it does, but I will tell you, it was very useful. When we were doing our calls to raise money for our first time out, Jon was horrified that the cats would sort of jump on me. But actually on Zoom, it created something for us to talk about.

And then we were frequently talking with male investors who would then shyly move their camera to show us the dogs sitting at their feet. And actually as we went on to SPAC with Bark, it became an incredibly useful calling card inadvertently.

Kristin Kallergis Rowland:	Oh my gosh. Yes, of course. So, for those that don’t know, Northern Star One was the BarkBox - was the investment there. So, Joanna, for those that are less familiar, can you just share your history of knowing and doing business together? Maybe that’s like on the Jon side, but just give that quick background as we go into now the SPAC universe.

So, we have the background of the company, focusing on the tailwinds, wanting to get ready to go public. Now, let’s do the other side. So, give me the history here that we should know about.

Joanna Coles:	Well, it means you want the history of how Jon and I partnered up to do the SPAC.

Kristin Kallergis Rowland:	Tell us that. Yes, let’s do that.

Joanna Coles:	Well, obviously, I’d heard of Jon because he kept cuts and dash across Manhattan. But Stephanie Ruhle, actually, the business correspondent for NBC, introduced us and said, you guys should meet. I feel like something would come out of it. And we met literally the weekend before COVID. Then obviously COVID closed everything down.

I moved out to be by the beach. And then Jon called me about six months later and said, oh, I’m going to be in East Hampton. Do you want to have coffee? And we sat and had coffee outside Jack’s in Amagansett in pouring rain. And we were sort of, you know, talking about what COVID had done to us. And he suddenly said, why don’t we do a SPAC together?

I had actually been approached by a couple of other people to do SPACs, but hadn’t taken it that seriously. And clearly, there was a bit of steam behind SPACs at the time. So, I spent months researching Jon, including calling one of his previous partners, Ashton Kutcher, who is very favorably disposed towards him, and said, you should absolutely work with him. He’s a genius.

And then I spent a lot of time researching SPACs, and then we ended up talking to Citibank, sorry JPMorgan, and now we are four SPACs in, and absolutely thrilled to be doing business with Jenny and Matt. We love Apex. It’s a wonderful business.

And our goal was to find disruptive businesses. I had lived through media disruption. Obviously, I’ve seen it through Hollywood. I’ve seen it in retail. We’ve all lived it through the music business. It was clear it was coming to many other businesses, including the financial world, which was why we were so excited to talk to Jenny and Matt about Apex.

And we wanted as our sort of business thesis, to find data-driven e-commerce businesses, and businesses that were disruptive for the consumer. The infrastructure around that, which I think of Apex as being digital infrastructure. It’s the Fintechs for Fintechs, and businesses with trends that had been accelerated by COVID.

So that’s why we are in - well, that’s why we’re talking to you today really.

Now, Jon will completely contradict me.

Kristin Kallergis Rowland:	I was going to say, Jon, anything you want to add there? Otherwise, I do want to know how you got into the SPAC world in the first place, and before you even thought to call Joanna and say, let’s do this together.

Jon Ledecky:	Yes. So I think what Stephanie Ruhle said was really interesting when she was introducing us. She said that, Joanna, SPAC, is the new black. And I think with Joanna’s great background in media, and having run her as digital, that resonated with her.

And she did, as she indicated, do a lot of due diligence on the partnership and where we would go. And I think the key to having a partner in a SPAC business is, have someone who’s the opposite of you, have someone who has an ability to see around corners that you can’t see, as someone who may be more financially oriented.

So, Joanna and I are a great tag team because I think she understands the consumers like guys enormously. And with respect to Apex, you know, Matt and Jenny are exemplary entrepreneurs. They’re both philanthropic in terms of their approach to life. They’re massively successful and yet modest about it.

And for me to get a call from Matt, who was in the National Hockey League with The Minnesota Wild at one point, and I am a co-owner of the New York Islanders, so we have that connection. It was thrilling to have that conversation.

And I think, again, Matt said, hey, let’s have a 30-minute conversation. I’ll introduce you to Jenny, who I didn’t know, and you can introduce Joanna. Well, two and a half hours later, Matt and I were just sitting there, having said maybe 100 words, because it was such an incredible connection between Jenny and Joanna, and the fact that so few women have been helming SPACs.

Joanna is the boss here. Matt often says that Jenny is the boss, and probably is the boss of their business. But to have so few women, out of 500 SPACs, to have only four or five women helming SPACs, to me as someone who had done 12 SPACs, was incredibly negative.

I got a question at a press conference with the Islanders when SPACs were red hot, you know, gee, Jon, we know you’re very active in SPACs. How come there aren’t that many women in SPACs? How come there aren’t that many minority people helming SPACs? How come there aren’t people who are disabled or military veterans?

And it really opened my eyes to the notion that the SPAC community and the banking community, certainly at JPMorgan, very aware of this, started reaching out and started doing that. And you’re going to see more and more SPACS filed by people who represent society more, because I think just boring White guys like myself, is not a great look for the SPAC industry writ large.

So, to answer your question, got involved in SPACs because I felt there had to be another way to take a growth company public. The IPO process is a storm and done process. You go through so much headache, and then you have a price that may or may not happen.

So I think what you’re seeing with SPACs is, you have this opportunity to have price identification before you go public, and nobody has to know that you’re talking to as SPACs. So for those business owners out there, you need to understand that when you file at the SEC, your entire record, your entire background, your entire history, your dirty laundry, everything is there in that S-1 filing. And you don’t know whether that price is going to be 18 to 22, or the underwriter is going to come back at the last day and say, it’s $16.

And there was this very famous case with a company called Lemonade, where the venture capitalists in Silicon Valley was told the price was going to be 28 to 32. The bank came back and said it was 29, and the stock traded at $69. And he famously - he was from Benchmark. He famously wrote a script saying, I will never have a portfolio company go public again in an IPO.

SPACs are the way to go.

And that really was what turned Silicon Valley on to SPACs, because before that, a letter to the community, SPACs were sort of a backwater. SPACs were sort of a secondary thought. But when you had Andreessen Horowitz, and you had Benchmark, and you had all the leading - Kleiner Perkins, all the leading firms start thinking about, wow, why can’t we take companies public through the SPAC mechanism, where we know what the price will be, because - and we’ll get into this - the notion of a PIPE.

So to me, I felt, as an entrepreneur, as someone who’s built a Fortune 500 company from scratch on my credit cards, I immediately identified with what Matt and Jenny had done. They had started from scratch. They had built this enterprise. They had created a $5 billion business out of the ashes, as Matt described, of a bankrupt situation in 2013.

Those are the kind of people that Joanna and I want to align with, visionaries who have a view of how to change the world. And what Matt and Jenny modestly didn’t describe to you is that they are the Fintech of Fintechs. They are the ones providing the infrastructure, the SaaS, the ability for betterment and WeBull and Stash, to trade, to have you pick up your phone and make a trade.

Matt and Jenny are the reasons you can do that today. And that’s why NSTB, symbol NSTB, is a huge opportunity for those of you who are listening today, to get involved on the ground floor of a business that will transform the way Americans and the world trade, not only securities, but trade crypto.

The fact that Matt and Jenny have figured out how to trade fractional shares for their customers, when I say Apex Fintech, I’m really talking about the ecosystem that is driving all these companies to success. So, why is it that SoFi has a larger market cap than Apex Fintech? Makes no sense. They’re driving the success of SoFi and all these other brands, they’ve talked about, 200 brands.

Kristin Kallergis Rowland:	You just gave me a lot there, and I think ...

Jon Ledecky:	I’m fired up.

Kristin Kallergis Rowland:	I love it. And you know what, to be honest, I think you are far from boring. So, that’s the only comment that you said that I disagree with, but I’m going to keep going through this because I want to make sure we get it all out. But, Joanna, would love to just ask you another question, which is, as a SPAC owner searching for a deal, you’ve been involved in some really interesting companies, on the boards of things like Snap and Sonos, and you’ve really helped them develop a lot of things over time.

And just given the increased competition in the space, is there any advice that you either were given or that you would share to others on being an attractive SPAC for someone who’d want to merge them? Anything that you would say, Joanna, that sort of comes to mind, or Jon?

Joanna Coles:	Well, I think - I mean, Jon alluded to that you want people - if you’re in a (platonic-ship), you want to bring different strengths to the table. And I think what Jon and I both feel is that we don’t want to SPAC and pack. We want to hang around and help the company, especially in its first or second year, if they want our help.

Not everybody does. We’re not insisting on seats on the board, although I’m very excited to join the Board of Apex, and with Jon and I both joining the board of Bark. But our goal here is to really help the company through the first couple of years of being a public company.

And I think you can’t pretend about this. You turn up who you are, and you have certain enthusiasms and certain strengths. And Jon is a brilliant SPAC mechanic. And I couldn’t pretend to know what he knows, because there are very specific - you know, there’s very specific timeframe and very specific legal things that you have to do for a SPAC.

But I don’t think he would pretend to have the understanding of audiences that I do. And what’s fascinating about something like Apex for example, is that, you know, if you think about SoFi and Betterment and Ally and Stash and WeBull and eToro, and all these consumer-facing businesses, it’s literally coming after your business.

And we heard Jamie Dimon, in his annual letter, talking about the importance of Fintechs. This is all being driven by the consumer. It’s two young adults. They do everything on their cellphone. And what’s so extraordinary to me is that Apex can open the account on this phone in nine seconds.

That’s the level of innovation they’ve bought, and they’ve pioneered fractional share trading. They’re pioneered crypto investing, alongside regular investing. And all of this is being driven by Gen Zs and millennials who live on the phone, and who expect everything on the phone.

And there is $68 trillion coming down from the boomer generation to millennials and Gen Z by 2030. So that’s what these guys posted. They started innovating and the market has now caught up with them. That’s why it’s such an exciting company, and they’re such exceptional founders. And I think Jon and I - I mean, Jon mentioned the fact that we’re both passionate about entrepreneurs. And I left corporate America. I left her to be more entrepreneurial. And I’ve been fortunate to spend a lot of time with some of the best founders of this generation.

I mean, I spent a lot of time with Brian Chesky at Airbnb, with Evan Spiegel at Snap, many Silicon Valley investors. And we recognize those same qualities that Jenny and Matt have in creating Apex. And I think - so to go back to the original point of your question.

You know, if you are a SPAC and you’re looking for a target, what I think you want to do to be attractive as a SPAC and to find a good target company, is you want to have good chemistry with the entrepreneur, because you don’t want to be in business with people you don’t like.

And you need to be really clear about what you bring to the table and to look for companies that need that strength, because that’s what makes it fun too. Nobody wants to wake up in the morning dreading what they’re planning to do.

Kristin Kallergis Rowland:	That’s a fair point. I do think that - one other question I wanted to ask Jon was, you know, you have 12 lead SPACs. Given that not all companies are ready to go public, how do you know when a company is ripe to go public via a SPAC? Because that’s sort of the knock that SPACs get right now. And I’d be interested to get your perspective before we kind of get forward moving towards the art of the deal.

Jon Ledecky:	Sure. I think the key is to look at the management team. So, again, kudos to Matt and Jenny. They’ve assembled an A+ management team, adult supervision in the room. And I think that’s a very important contrast to a lot of the SPACs that aren’t working, where there are folks who just aren’t ready for prime time.

So in the case of Apex, the top four managers have over 100 years of experience in the financial technology space. That’s unprecedented for a business in their space. If you think about all the customers they’re dealing with, they mentioned Vlad from Robinhood.

Well, relatively speaking, he dropped from the sky. He’s a young guy who needs a haircut, right? He doesn’t have the experience. And I think that’s the important thing here, is that these guys have set up a company that is set for success to move forward.

So what we’re looking for, and I think what SPACs will become, as you’re seeing bigger and larger deals like Grab announced, I think SPAC Meisters are finally getting what I saw many years ago. SPACs are a way to take a transformative company public that has a chance to change the way we do something in the world.

If SPACs - now there’s 400 of them. If they really focus on who needs the 12th of this or the 15th of that, focus on the things that are going to change the lives of people for the better, whether it’s in healthcare, whether it’s in technology, whether it’s in the way we relate to each other.

We’re going into a post COVID world. The world has changed forever. So, what deals, what companies, what concepts, what technologies are going to drive and thrive in the roaring 20s? Because we are set up - as we all get vaccinated, we are set up for the roaring 20s once again. And the great thing about America is, they don’t know history. We don’t read history. In Europe, they’re still talking about wars that happened 700 years ago. Our ability to forget the past and move on to the future, is our greatest strength as a country, and the greatest strength of our country as entrepreneurs.

Entrepreneurs like Jenny and Matt, who took risk, who bought that bankrupt company, as Matt said, he could have lost $100 million, could have lost his life savings on that one deal. Those are the risk takers. Those are the entrepreneurs. Those are the visionaries that SPAC people should be investing in today.

Kristin Kallergis Rowland:	Love that. I love that answer.

Joanna Coles:	I’m going to jump in - I’m just going to jump in here and defend Vlad’s hair actually. I think Vlad’s hair is actually quite cool, and I think it appeals to a lot of his customers. And I think Jon is just jealous about his hair.

Kristin Kallergis Rowland:	We’re going to keep moving forward. Jenny, in prior conversation, you mentioned to me that you all didn’t hold a SPAC-a-thon. You were interested in getting all these people. You sort of knew how and who you wanted to do engage with, which was Jon and Joanna, which I think most can tell from a personal side, why you’d want to. And obviously, they’ve talked about the business side, but why didn’t you feel comfortable going that route? I’d be interested to hear your perspective.

Jenny Just:	Sure. And, you know, I’m okay with Vlad’s haircut, just (inaudible).

Kristin Kallergis Rowland:	All right, good. Now we can move on to the side.

Jenny Just:	No, no, I have 20-year old kids, so they would probably say it’s cool. So, PEAK6, our capital market business, actually, you know, we talked about being an equity options. We actually are also SPAC investors and SPAC traders. So, that’s quite a large portfolio.

So, now that happened recently. It wasn’t - we don’t have a long history of doing that. And especially when we’re building a new product, we are in every single detail of every single SPAC. And one of the critical components is the sponsor, and we (inaudible) why.

I could start to tell you the stories, but then really digging in and understanding it, you know, we have hundreds of millions of dollars on the line in that business. So, we are in there looking, and as a result, you know, Jon and Joanna were the characteristics of sponsors that - they’re one of only a handful that we would actually need to talk to.

Kristin Kallergis Rowland:	That’s helpful. Matt, anything else you’d add or?

Matt Hulsizer:	No, I think ...

Kristin Kallergis Rowland:	I don’t know if there’s, like, if you say the process was easy, overwhelming. Like, it’d be interesting to get your perspective there.

Matt Hulsizer:	I think that process was easy, and the principle reason is that there’s a handful, less than 10 like true SPAC operators. And we’re investors. And of that - like Jon and Joanna are in that handful of people who really understand what they’re doing and know how to take a SPAC from beginning to end in a good - with a good result.

And so, we had seen it from the investor side. We admired what they had done, and it was relatively clear. We called them. It was, you know, very quick.

Kristin Kallergis Rowland:	All right. So we’re going to go into now the art of the deal. So, Jon, you mentioned you do this intra-call. There’s like maybe cats involved, maybe not on this call, but it was supposed to be half an hour. It ends up being two and a half hours. Share with us a bit more about the engagement, like what happened then following this deal. Take us through like timeline or just like how things then progressed.

Jon Ledecky:	Well, I think one of the things that I don’t understand is why the folks who are in the SPAC industry, think they’re buying a company. They’re not. They’re providing a mechanism, a vehicle, for a company to go public. And so, if you understand that, why would you take six months to go through a transaction? Why would you start having a negotiation between major law firms?

Well, the law firms would love that because they can charge the clients millions of dollars. So, what we do that’s different at Northern Star is, we provide upfront a full purchase agreement that is one sided, one sided for the client, for the company, for the target, because why? They’re the ones who are going to have to live with being a public company.

So why would I be in a conflicting negotiation? I’m not buying their company. They’re using the vehicle. They’re using our expertise. They’re believing, as Matt and Jenny do, that Joanna can provide a lot of input, a lot of consumers like guys’ knowledge moving forward.

So we need to facilitate it in a very, very positive way. Now, representations and warranties, liabilities, all these problems, well, guess what, if Matt and Jenny or the company is lying to us, they’re lying to themselves, because once they’re public, they will get nailed by the fact that they didn’t do something right.

So the truth serum in a SPAC again, is so much better than an IPO, because you’re forcing the company to come to grips with the fact of, what is its background? What has it done? What is it not happy with? What needs to be corrected?

And then you’re filing this massive proxy to have a vote of the SPAC stockholders to approve the deal. The disclosure mechanism in that proxy is so much more fulsome than an IPO document. And so, the popular press is all over SPACs. You know, they don’t understand something new, they reject it.

The reporters on television or in print don’t really understand the SPACs. They’re lazy. Let’s face it. They’re just lazy. At the end of the day, a SPAC is more disclosure than an IPO. It’s better for shareholders of the SPAC and the public, to have that level of disclosure.

And there’s been much said about projections, that in an IPO, you can’t have projections. In a SPAC, you can. Well, it puts the feet to the fire of the target company, because guess what? You missed your numbers, goodbye stock price, right?

We have two rules that Northern Star. Rule one, never miss a quarter, never miss a projection as a public company. Rule two, see rule one. So if you put that all together, you’re going to be able to do a deal very quickly. And because Matt and Jenny are such pros and they understand the capital markets, and they have these people with 100 years of experience and they’re welladvised, they have JPMorgan at the table as their advisor, we got the deal done in 30 days.

That’s really fast in SPAC-ville, and it’s five to six months faster than an IPO opportunity. So for us, we are willing to focus and get in there. We asked about 750 questions. We had the management team literally give up their whole weekend, started at 10 o’clock, ended at 10 o’clock each day.

We plowed through it with our advisors, lawyers, accountants, and we got it done because we had pros on the other side who understood how to get a deal done. It was a very exhilarating and marvelous opportunity for us, and it was a great beginning of our partnership.

Kristin Kallergis Rowland:	I don’t know if the advisors are rushing to get done in 30 days and feel the same way. But to your point, you have that

Jon Ledecky:	Got to get going, got to giddy up. You know, look, the past is the past, right? There’s a revolution going on, and banks are going to be left by the wayside, but let’s say something else about SPACs for banks, okay? Citibank, Deutsche Bank, Credit Suisse, companies like yourself that are all doing, you’ve got a much bigger franchise, but those three franchises beat their numbers because of their SPAC franchise, because they were the ones flooding the market in the first quarter with 100 billion worth of SPAC paper.

And I want to make sure that your audience understands that the bank gets 2% upfront of the money raised, and 3.5% on the back end when the deal closes. So, this is enormous cash flow. When you sole manage a SPAC deal that’s $1 billion, you’re bringing $20 million to your bottom line with zero cost.

There’s no salesmen to be paid. There’s no syndicate that has to be done. This is pure profit. So, you know, we’re seeing all banks making their numbers, beating their numbers and all that. And even in the Wall Street Journal yesterday said, the reason one of the banks beat their numbers was their SPAC franchise.

So, it is a huge part of the ecosystem of finance today. And the notion that the SEC is going to somehow put this to bed, not going to happen. Lawyers are making tens of millions. Accountants are making tens of millions, and banks are making tens of millions.

The ecosystem is too invested here. SPACs are here to stay. That’s what the New York Stock Exchange former number two person said yesterday. And I wholeheartedly agree with that.

Kristin Kallergis Rowland:	All right.

Joanna Coles:	So. Once again - Kristin, once again, I’m going to join in - I’m going to jump in and defend the media, who Jon just makes wildly as lazy. Having been a member of the media for a long time, they’re not actually lazy. But I think one of the advantages of having worked in the media is, I love having a deadline.

And when I came to the process as a newbie, with completely fresh eyes, I couldn’t understand why everything was taking so long. I’d been through an IPO crisis at Snap and seeing what an unbelievable distraction it was for management, especially turning up and having to do the road show, and it really takes a long time.

And to be able to do a process of going public. And I think that - and this may be a female perspective, but very much about like giving birth. But I don’t know SPAC as the equivalent of a C-section, but you can sort of plan it. And the truth is, it’s not really about the process of going public. It’s about the future of the company as a public company and what you can do with the money raise.

Anyway, that was another perspective. But I think we love the deadline, and I think you have to be able to make decisions quickly, which I really think is important for the company and its chosen SPACs to talk about before you get into it.

But being able to work on a deadline and being able to make a decision is important. And for other SPAC partners out there, Jon and I have talked to dozens of companies at this point, who we didn’t feel were ready to go public, and we didn’t think we could raise the PIPE for, and we didn’t think had a great future as a public company.

So, I think there were a lot of SPACs out there desperately searching for targets. Happily, we’re not in that group, and not every company is ready to go public, but Apex definitely was.

Kristin Kallergis Rowland:	All right. So there’s a lot there, and I’ve never heard anyone compare SPACs with C-sections. This is great. I’m going to ask Joanna one other question, because you have a knack for seeing the future of businesses before others do, which is similar to how Jenny saw the disruption that’s taking place across the Fintechs and being the Fintech of Fintechs.

But I would just be interested to know, given that you’ve seen so much disruption, you can sort of see around the corner. I want to know from your perspective, what was it that you saw in the future of the Apex? Like paint the picture for me.

So now you have the SPAC. You find this business you really like. Like what was it from your perspective that you were like, okay, they’re ready to go public, great management, let’s get this done. You’ve got Jon on your side, he’s pushing, pushing. Like, we’re all ready to go. But I would just - take a second to just take us through what you saw in your eyes of this business as you moved forward.

Joanna Coles:	Yes. So I think that when you’re looking at companies, and when you’re talking to founders, you’re bringing all your experience with you, because that’s how you create your own filter, right? So, five years ago, I had done a big marketing program with SoFi. And two years ago I joined the global advisory board of Klarna, which is a very impressive Swedish after-pay company.

And through the process of spending time with the founders of SoFi and the founders of Klarna, I really got a sense of the Fintech revolution to c0ome. And I have, as I mentioned, two young adult sons who have no interest in learning anything about finance from me, but in popular culture, were following everybody, from Vlad, and I’m not entirely unserious when I don’t criticize his hair, because I think it’s part and parcel of who - how he shows up as a founder.

And I was watching this new generation of rock stars, and you would throw in Evan Spiegel there and Brian Chesky and Jack Dorsey. All these young men who were starting companies that were driving our culture and Gen Z and millennials are fascinated by them, right?

They are the Mick Jagger - in my age, it was Mick Jagger. But now it’s Mark

Zuckerberg, regardless of what you think about Facebook. But what they built is extraordinary. And you could see this whole generation of young investors wanting to put small amounts of money into the market.

And again, it’s not timing the market. It’s time in the market. People know that. They’re all listening to different podcasts about investing. They’re fascinated by crypto. They’re fascinated by Bitcoin and Ethereum. And very clearly, Jenny and Matt, had figured this out, and had produced the infrastructure for it.

There would be no robin hood without Apex. And oddly, you know, Robinhood is literally the only company to have left its self-clear, and unfortunately, turns out not to be a great decision. So, I knew there was a Fintech revolution coming. I had seen it and I had lived in the media business.

I mean, you can’t find a newsstand now. You can’t find a magazine store anymore. And yet when I went into the magazine business, I was running 300 magazines. I was running the content for them. Half of them don’t exist anymore.

So the world is changing very fast. It’s driven by two generations, millennials and Gen Z, who are unbelievably sophisticated with digital, and unbelievably sophisticated and demanding on their cellphones. And they didn’t want advice from their parents’ stockbroker in the country club.

They wanted data-driven investing advice that they could find on their phone. And they’re not following Warren Buffett. They’re following Dave Portnoy or they’re following, you know, tips on Reddit and they’re swapping exchanges on Twitter. And now there are people giving investment advice on TikTok. That’s what these guys figured out was going to happen. And that’s why Apex is literally at the central but is like Shopify. You know, if you want to start a business online, you go to Shopify. That’s how you plug in your business. And also, you don’t want to be worried about that infrastructure stuff, right?

If you’re SoFi, you’re absolutely brilliant at connecting with young people, with students, recreating the idea of a student loan, but you don’t necessarily want to have to do the custody and the clearing and set up the back room stuff, which these guys saw a brilliant tech SPAC for.

So that’s what I saw in Apex. And I think seeing it through the window of Klarna, and seeing it through the window of SoFi, that I’ve had previously, that gave me tremendous confidence that this was a great company.

Kristin Kallergis Rowland:	All right.

Joanna Coles:	And there’s no one else in the space doing what they do. That’s the other thing, that they were so early innovating, that there’s no real competitors to them at all. And at a certain point, especially with great companies like this, first mover advantage is absolutely essential, and that’s what Apex has.

Kristin Kallergis Rowland:	All right. So, I’m going to try to get three more questions in the last 10 minutes. So, Joanna, quickly on this one, anything about the process of this SPAC, other than timing, but anything about the process that was different about this SPAC when it was merged that like folks should know as just flexibility or things that are out there as you went through this process?

Joanna Coles:	Well, I do think that Zoom allowed us to be much more efficient. We were able to raise our SPACs really efficiently. I mean, when we did the Bark deal, I was frankly anxious about doing a deal with people I had never met. And so, we had gone back and forth on Zoom and I finally said, you know what, guys, we need to meet in the flesh. Let’s go for a walk around Central Park.

We had a three hour walk around Central Park, all wearing masks. Two of there - there were three of them, and two of them were wearing dog masks. So it was deeply surreal. The whole thing was very strange. But by the end of the walk, we’d sealed the deal. And then I insisted that we did a handshake, because I’m British, and that’s how British people do. If in doubt, have a cup of tea and shake some hands.

So we all shook hands, and then we all sprayed each other with hand sanitizers. So it was a particularly COVID type of deal. And then I think with Jenny and Matt, we spent a lot of time on Zoom. They were in Chicago, we were in New York. I don’t know if you’re getting vaccinated.

And of course, Jon and Matt have had long time ago, a previous relationship through the NHL. So that gave us a different level of comfort. I signed up for poker lessons and immediately saw what Jenny was talking about as poker being a metaphor for understanding how one organizes one’s life. And I realized, I don’t solve fast enough.

So, we reached a level where we had tremendous comfort, but I think it’s very different doing business in the age of Zoom, and we were both helped by it. And, well, eventually we’ll meet in real life and it will be - hopefully it will be a lot of champagne involved.

Kristin Kallergis Rowland:	Yes. I hope it’s that 20s party, I hope to be invited. And then, Jenny, I hope that you teach me a thing or two about poker there as well. Jon, I do kind of want to know if both you and Matt play hockey and who’s better, but I’ll let both of you think about that for a second.

But, Jon, PIPE financing was a big part of this deal. You guys went out. You thought you’d raise one thing. You raised significantly more. You know the deal is going to - well, I shouldn’t say you know. The deal was more likely to get done, given that the PIPE financing was actually bigger than the conduit in which you created.

But PIPE financing has dried up in recent weeks, and given everything you have going on, it’s like become a pretty heated market. I would just love to know what the experience was like for you and how other SPAC owners or people that are thinking about coming in and doing this SPAC merger, should think about that aspect of it.

Jon Ledecky:	First of all, Matt is a much better hockey player than I will ever be. Played throughout his career and his life, and probably still plays around. And I think that Matt and Jenny were very helpful in the PIPE in this situation, because they’re part of the ecosystem.

So, you know, Matt, I’d love to hear from you, your thoughts on the PIPE financing. We went out to raise 300 million, and within two days, we had a $1.4 billion worth of demand. And Matt and Jenny really got involved and said, look, here’s the type of investors we should have. These are the type of people who understand our business.

And because they had those personal relationships, what was great was the feedback coming from these PIPE players, based on them, in some cases, knowing Jenny and Matt and how terrific they were. So, we had people literally who were getting a $25 million allocation, calling Matt and Jenny, and calling us onto a Zoom call, and making their pitch for why they had to have $100 million of allocation.

I hadn’t had that happen in my SPAC career before. So I think that’s when we knew we had something really special. And I want to make sure we leave time, because we’re getting to the top of the hour. I would like, if it’s okay, to have you talk to Matt and Jenny about what they’re doing with their success, because I think that’s the other reason we ended up doing this deal, is meeting founders who are so focused, not on themselves, but on what their money can do.

And so, I think the philanthropy angle here, everybody talks about ESG, and everybody talks about the need for these things. But, you know, Matt and Jenny are walking the walk and talking the talk, and we have such a great audience here.

So, if I could flip it to Matt or Jenny, to talk about the initiatives on finance and minority communities and finance, and Poker PowHer for women and girls, I just think the audience would love to hear about that.

Kristin Kallergis Rowland:	I think it’s a great place to finish anyway. So, there we go.

Matt Hulsizer:	Okay, great. And thanks, Jon. I think I am a better hockey player than you. I hope I am. Yes. Look, I think, you know, we’re fortunate. We’ve been - we know when we look at ourselves and feel lucky that we’re in the place we are. And one of the things is, is you sort of say, well, why do these opportunities come?

And for me, I see it because I work with somebody brilliant, right? I described myself, I’m Scottie Pippen from Chicago. I’m a really good player, but I happened to play with somebody a lot better than me. So, when that happened ...

Kristin Kallergis Rowland:	Is Jenny, Michael Jordan?

Matt Hulsizer:	Jenny is Michael Jordan.

Kristin Kallergis Rowland:	Okay, just checking.

Jenny Just:	It depends on the day. Yes.

Matt Hulsizer:

It’s because she said things and you’re like, wow, this is - we could do that, or we could do this. And so you - it’s winning. And so, whether it’s at Apex, you know, look, or it’s in our support of, you know, minorities through Fintech in Action, or Poker PowHer, where we recognize the opportunity to teach young women how to capital allocate earlier in life, and feel comfortable having a seat at the table.

And thanks, Mary, for the call-out. And hopefully JPMorgan gets very involved in it. This ability, when you work with somebody who can see the future maybe better than you, it’s fun. And the fun thing is, and I think this is something that Jon and I do share, it’s not just being hockey fans. We’re fans of people who are able to describe what’s going to happen in a way that we’re like, wow, we wish we had thought that.

And so, when I talk to Jenny about Apex, even - we talk about, it’s not just crypto in our businesses today, but it’s NFTs, right? Where we - we might do something there. When people start talking about trading different hours, 24/7, Apex will be ready. When it’s international, there’s hundreds of millions of investors who want to access this market.

And so, Joanna talked about the ease at which people can sign up. And so all these international people that want to access our markets, like Apex is getting the advisory. You talked about the old advisor, Joanna, for your son. It’s like, yes, they don’t really want to deal with that.

And I know JPMorgan is thinking about this, as are the other banks. We did a presentation for a large one, showed them the difference between a week and several seconds. Like it’s material. And finally - but at least the people on this call, there are business owners out there.

Walmart even said, look, we want to access our customers and deal with them through investment advisory or investment accounts. And so, anybody on this call, anybody in the world who has customers and wants to engage them and has an angle to market to them and give them a great experience, Apex will do the rest. And so, wherever this takes us, Apex is going to be the platform going forward.

Jenny Just:	You know, it’s funny because the SPAC process often, or an IPO process,

people feel like it’s - I arrived somewhere. Well, it’s really not. It’s not the end of the journey. It’s just the beginning. And where - as investors and traders in SPACs, as well as now going through this process, we look for companies that are like tightening their seatbelts, not getting off the plane, right?

And we are not selling any shares in Apex, right? And often, people are doing that, right? We’re not selling any shares. We’re a true believer in Apex, because it truly is at the center of the digital Fintech revolution, which is on its way, taking off.

Kristin Kallergis Rowland:	Well, I couldn’t think of a better place to finish, and a truly incredible experience on both sides. We could have spent a whole another hour on alignment. I think we should spend another hour at some point about Poker PowHer and the million plus women in which you want to get to the table. And I’m personally with that. I want to dig into that with you.

I think some of the biggest things that I took away from this, other than the amazing people on this call, was just looking, when it comes to the art of the deal, looking for that good chemistry. I liked - I think Joanna said it was, you know, you don’t want to SPAC and pack.

And so, making sure that there’s complimentary skillsets for the deal getting done, having that two serum and an IPO and knowing that, you know, you need to be ready to go. And I like the rule number one, never miss a quarter, and rule number two, see rule number one. So, Jon, thank you for that one.

We’ll skip over the C-section part, but that was to be a whole another discussion. But I just - I can’t thank you all enough for joining us. This was just - it’s incredible. Like it’s one thing to know the market, know the dynamics of what’s causing the boom, and it’s a whole another to get to know a business and the dynamics behind that business and the deals coming about.

Jon, I’m like scared to do business with you, knowing how quickly you want things done, but I’m excited as well. So, this is a thrilling conversation for me. Mary, I don’t know if there’s anything else you want to add before we close it out, but I just want to thank our clients and those we hope soon to be clients for joining us today. And thank you, Jon, Joanna, Jenny, and Matt.

Mary Callahan Erdoes:	You guys were absolutely fantastic. You brought it to life for us in a way that I don’t think many of us appreciate. And we just can’t thank you enough. And thank you all for joining. Have a good one.

Jenny Just:	Thanks for having us.

Kristin Kallergis Rowland:	Bye, Waffle.

Coordinator:	Thank you for joining us. Prior to making financial or investment decisions, you should speak with qualified professionals, and your JPMorgan team. This concludes our webcast. You may now disconnect.

* * * * * * *

Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the proposed business combination and the projected future financial performance of Apex and Apex’s operating companies following the proposed business combination; (3) changes in the market for Apex’s services, and expansion plans and opportunities; (4) anticipated client retention; (5) the sources and uses of cash of the proposed business combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed business combination; and (7) expectations related to the terms and timing of the proposed business combination.

These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Apex’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Apex. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political, regulatory and legal conditions; the inability of the parties to successfully or timely consummate the merger, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the merger is not obtained; failure to realize the anticipated benefits of the merger; risks relating to the uncertainty of the projected financial information with respect to the Apex; Apex’s ability to successfully expand and/or retain its product and service offerings; competition; the uncertain effects of the COVID-19 pandemic; and those factors discussed in documents of Northern Star filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Northern Star nor Apex presently know or that Northern Star and Apex currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward looking statements reflect Northern Star’s and Apex’s expectations, plans or forecasts of future events and views as of the date of this communication. Northern Star and Apex anticipate that subsequent events and developments will cause Northern Star’s and Apex’s assessments to change. However, while Northern Star and Apex may elect to update these forward-looking statements at some point in the future, Northern Star and Apex specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Northern Star’s and Apex’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering in an investment in Northern Star and is not intended to form the basis of an investment decision in Northern Star. All subsequent written and oral forward-looking statements concerning Northern Star and Apex, the proposed transactions or other matters and attributable to Northern Star and Apex or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Important Information for Investors and Stockholders

In connection with the proposed business combination, Northern Star has filed a registration statement on Form S-4, including a proxy statement and prospectus, with the SEC. Additionally, Northern Star will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge on Northern Star’s website at www.northernstaric2.com or by directing a written request to Northern Star Investment Corp. II, c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, New York 10174. Security holders of Northern Star are urged to read the proxy statement/prospectus, and the other relevant materials when they become available, before making any voting decision with respect to the proposed business combination because they contain and will contain important information about the business combination and the parties thereto.

Participants in the Solicitation

Northern Star and Apex and their respective directors, managers and executive officers, under SEC rules, may be deemed participants in the solicitation of proxies of Northern Star’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Northern Star’s executive officers and directors in the solicitation by reading Northern Star’s filings with the SEC, including its final prospectus dated January 25, 2021 filed with the SEC on January 27, 2021. Information concerning the interests of persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Northern Star’s stockholders in connection with the proposed business combination also is set forth in the registration statement for the proposed business combination that Northern Star has filed with the SEC, which includes a proxy statement and prospectus. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully before making any voting or investment decisions.